EXHIBIT 99.1

Spirit Airlines Reports June 2014 Traffic

MIRAMAR, FL (July 8, 2014) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for June 2014.

Traffic (revenue passenger miles) in June 2014 increased 16.9 percent versus June 2013 on a capacity (available seat miles) increase of 15.4 percent. Load factor for June 2014 was 89.4 percent, an increase of 1.1 points as compared to June 2013. Spirit's preliminary completion factor for June 2014 was 98.9 percent.
The following table summarizes Spirit's traffic results for the month and year-to-date ended June 30, 2014 and 2013.

	June 2014	June 2013	Change
Revenue passenger miles (RPMs) (000)	1,203,863	1,030,017	16.9%
Available seat miles (ASMs) (000)	1,346,117	1,165,979	15.4%
Load factor	89.4%	88.3%	1.1 pts
Passenger flight segments	1,223,519	1,082,497	13.0%
Average stage length (miles)	972	941	3.3%
Total departures	8,514	7,783	9.4%

	YTD 2014	YTD 2013	Change
Revenue passenger miles (RPMs) (000)	6,795,746	5,592,403	21.5%
Available seat miles (ASMs) (000)	7,793,234	6,547,470	19.0%
Load factor	87.2%	85.4%	1.8 pts
Passenger flight segments	6,832,573	5,878,652	16.2%
Average stage length (miles)	988	938	5.3%
Total departures	48,914	43,623	12.1%

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows customers to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our modern and fuel-efficient all-Airbus fleet, we operate more than 270 daily flights to 55 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

###